HomeStreet, Inc. Reports Year End and Fourth Quarter 2019 Results, Initiation of Quarterly Dividend and Authorization of an Additional $25 Million Share Repurchase

Key highlights and developments:

•
Reported net income from continuing operations for the fourth quarter of 2019 of $13.1 million, or $0.54 per diluted share, compared with $13.7 million, or $0.54 per diluted share for the third quarter of 2019.

•
Reported core net income from continuing operations for the fourth quarter of 2019 of $14.9 million, or $0.61 per diluted share, compared with $14.3 million, or $0.57 per diluted share for the third quarter of 2019.

•
Reported Return on Average Equity from Continuing Operations of 7.48%, Return on Average Tangible Equity from Continuing Operations of 7.87%, and Core Return on Average Tangible Equity from Continuing Operations of 8.98%, for the fourth quarter of 2019

•	Initiated a quarterly dividend of $0.15 per share to holders of our common stock of record on February 5, 2020, to be paid on February 21, 2020

•
Approved an additional $25 million common stock repurchase that will commence upon the completion of our existing repurchase authorization which is expected during the first quarter of 2020, subject to regulatory non-objection

•
Repurchased a total of 3,187,259 shares of our common stock at an average price of $30.75 per share in 2019, of which 531,258 shares were purchased during the fourth quarter of 2019 at an average price of $31.87 per share; subsequently repurchased 188,851 of our common stock at an average price of $33.14 from January 2, 2020 through January 23, 2020

•
Reduced full time equivalent employees to 1,071 at December 31, 2019 compared to 2,036 and 1,221 at December 31, 2018 and June 30, 2019, a 47.4% and 12.3% reduction, respectively; additionally, we expect the number of full time equivalent employees to further decline to 1,027 at February 1, 2020, a 49.6% and 15.9% reduction, respectively

•	Appointed Nancy D. Pellegrino to our Board of Directors in October 2019 and appointed James R. Mitchell to our Board of Directors in January 2020

•	Originated $675.3 million of commercial real estate loans in the fourth quarter of 2019, a quarterly record

•	Increased business and consumer core deposits - checking, savings and money market deposits - by 2.4% and 3.9%, respectively from the third quarter 2019

•	2019 strategic highlights:

▪Downsized our mortgage banking business:

◦
Adopted and completed a plan to exit our stand-alone home loan center-based mortgage banking business with the sale of 47 stand-alone home loan centers and the transfer to the buyer of 464 related personnel; remaining home loan centers were closed

◦	Completed the sale and transfer of single-family mortgage servicing rights ("MSRs") totaling $14.26 billion in unpaid principal balance, representing $176.9 million in MSR fair value
◦Finalized the sale of our ownership interest in WMS Series, LLC ("WMS")

▪
Commenced an efficiency and profitability improvement initiative, informed by efficiency consultants, which is resulting in substantial organizational and operational changes to our business model, reflecting our more simplified business strategy and lower growth goals

▪	Consolidated the Lake Oswego, OR retail deposit branch into the nearby Lake Grove, OR branch

▪	Opened two de novo retail branches in San Jose and Santa Clara, CA and completed the acquisition of a retail branch and associated commercial lending team in San Diego County, CA

SEATTLE –January 27, 2020 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the Company earned net income for the fourth quarter of 2019 of $11.0 million, or $0.45 income per diluted share compared with net income of $13.8 million, or $0.55 income per diluted share for the third quarter of 2019. Net income from continuing operations for the fourth quarter of 2019 was $13.1 million, or $0.54 per diluted share, compared with $13.7 million, or $0.54 per diluted share for the third quarter of 2019.
"HomeStreet produced solid results in the fourth quarter of 2019, capping off a year of significant change,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “During the year, after thoughtful consideration by the Board of Directors, we executed on the Board’s decision to substantially reduce our mortgage banking business. Following that decision, we planned and executed the exit of our stand-alone home loan center-based mortgage origination business and related servicing. The successful completion of this downsizing avoided significant costs of liquidation and most of our employees associated with these centers were transferred to the acquirer of the home loan centers. We also sold a majority of the mortgage servicing rights related to loan originators associated with those home loan centers. Finally, during the fourth quarter of 2019, we completed the sale of our ownership interest in our former mortgage joint venture, WMS Series, LLC."
“We have also made progress toward our goals of improving efficiency and profitability with organizational and operational changes which are resulting in substantial reductions in operating costs and headcount, with FTE falling to an expected 1,027 by February 1, 2020. While these reductions are meaningful progress toward achieving our efficiency and profitability improvement goals, the pace of our improvement continues to be challenged by the lower interest rate environment and persistently flat yield curve, which have had an adverse impact on the balances of loans held for investment and our net interest margin and certain operational, technology and real estate cost reductions will occur later than originally anticipated."
“Asset quality remained strong throughout the year, with nonperforming assets totaling 0.21% of total assets at the end of the fourth quarter. Our markets remain some of the strongest in the country with large, diverse economies, however we are keeping a careful eye on fundamentals and remain focused on controlling credit risk.”

“The Board recognizes that our shareholders have supported the development of the company and the recent significant changes to our strategy, all of which were pursued with the goals of reducing earnings volatility and improving profitability and, ultimately, enhancing shareholder value. While some these actions, and specifically the current initiative to improve operating efficiency, are obviously still works in process, it is clear to the Board that the foundation for improvement has been laid. As such, the Board is pleased at this time to reflect the accomplishments to date with the initiation of a quarterly common stock dividend and the authorization of the repurchase of up to an additional $25 million of our common stock. The Board declared the quarterly dividend for the first quarter of 2020 at $0.15 per share, to be paid on February 21, 2020 to shareholders of record as of the close of the market on February 5, 2020. These actions underscore the Board’s belief in HomeStreet’s future performance and long-term value creation for shareholders.”
On January 23, 2020, the Board of Directors approved an addition to our share repurchase program for up to $25 million in aggregate amount of shares of the Company’s common stock, no par value, from shareholders, which represents approximately 3.2% of the Company’s currently outstanding common stock based on the closing price of the stock as of January 23, 2020. This authorization is in addition to the 3.4 million shares of common stock that the Company repurchased in 2019 and early 2020. Under this addition to our repurchase program, the Company may again repurchase shares from time to time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion. This additional authorization is subject to regulatory approval and repurchases under this authorization will not be commenced unless and until such non-objection is received.

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Monday, January 27, 2020 at 1:00 p.m. EST. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss fourth quarter and year end 2019 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10137552 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EST.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10137552.

The information to be discussed in the conference call will be posted on the Company's web-site before the market opens on Monday, January 27, 2020.
About HomeStreet
Almost 100 years old, HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web-site located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Income statement data (for the period ended):
Net interest income	$45,512	$47,134	$49,187	$47,557	$48,910	$189,390	$189,963
Provision for credit losses	(2,000)	—	—	1,500	500	(500)	3,000
Noninterest income	21,931	24,580	19,829	8,092	10,382	74,432	36,533
Noninterest expense	53,215	55,721	58,832	47,846	47,892	215,614	195,241
Income from continuing operations before income taxes	16,228	15,993	10,184	6,303	10,900	48,708	28,255
Income tax expense (benefit) from continuing operations	3,123	2,328	1,292	1,245	(1,309)	7,988	2,032
Income from continuing operations	13,105	13,665	8,892	5,058	12,209	40,720	26,223
(Loss) income from discontinued operations before income taxes	(3,357)	190	(16,678)	(8,440)	3,959	(28,285)	17,610
Income tax (benefit) expense from discontinued operations	(1,240)	28	(2,198)	(1,667)	941	(5,077)	3,806
(Loss) income from discontinued operations	(2,117)	162	(14,480)	(6,773)	3,018	(23,208)	13,804
NET INCOME (LOSS)	$10,988	$13,827	$(5,588)	$(1,715)	$15,227	$17,512	$40,027
Basic income (loss) per common share:
Income from continuing operations	$0.54	$0.55	$0.32	$0.19	$0.45	$1.57	$0.97
(Loss) income from discontinued operations	(0.09)	0.01	(0.54)	(0.25)	0.11	(0.91)	0.51
Basic income (loss) per common share	$0.45	$0.55	$(0.22)	$(0.06)	$0.56	$0.66	$1.48
Diluted income (loss) per common share:
Income from continuing operations	$0.54	$0.54	$0.32	$0.19	$0.45	$1.55	$0.97
(Loss) income from discontinued operations	(0.09)	0.01	(0.54)	(0.25)	0.11	(0.90)	0.51
Diluted income (loss) per common share	$0.45	$0.55	$(0.22)	$(0.06)	$0.56	$0.65	$1.47

Common shares outstanding	23,890,855	24,408,513	26,085,164	27,038,257	26,995,348	23,890,855	26,995,348

Core net income (2)	$12,715	$13,505	$4,076	$8,139	$9,721	$38,435	$40,118
Core diluted income per common share (2)	$0.52	$0.54	$0.14	$0.30	$0.36	$1.46	$1.48
Core net income from continuing operations (2)	$14,944	$14,338	$10,018	$5,255	$7,383	$44,555	$21,378
Core diluted income from continuing operations per common share (2)	$0.61	$0.57	$0.36	$0.20	$0.27	$1.70	$0.79
Weighted average number of shares outstanding:
Basic	24,233,434	24,419,793	26,619,216	27,021,507	26,993,885	25,573,488	26,970,916
Diluted	24,469,891	24,625,938	26,802,130	27,185,175	27,175,522	25,770,783	27,168,135
Shareholders' equity per share	$28.45	$28.32	$27.75	$27.63	$27.39	$28.45	$27.39
Tangible book value per share (2)	$27.02	$26.83	$26.34	$26.26	$26.36	$27.02	$26.36

Financial position (at period end):
Loans held for investment, net	$5,072,784	$5,139,108	$5,287,859	$5,345,969	$5,075,371	$5,072,784	$5,075,371
Total assets	6,812,435	6,835,878	7,200,790	7,171,405	7,042,221	6,812,435	7,042,221
Deposits	5,339,959	5,804,307	5,590,893	5,178,334	4,888,558	5,339,959	4,888,558
Shareholders' equity	679,723	691,136	723,910	747,031	739,520	679,723	739,520

Other data:
Full-time equivalent employees (ending)	1,071	1,132	1,221	1,937	2,036	1,071	2,036

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Financial performance, continuing and discontinued:
Return on average shareholders' equity (1)	6.27%	7.98%	(3.02)%	(0.91)%	8.30%	2.43%	5.40%
Return on average shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related and acquisition-related expenses (net of tax) (2)	7.26%	7.79%	2.19%	4.34%	5.30%	5.33%	5.41%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related and acquisition-related expenses (net of tax) (2)	7.64%	8.22%	2.31%	4.51%	5.51%	5.59%	5.63%
Return on average assets	0.64%	0.79%	(0.31)%	(0.10)%	0.86%	0.25%	0.57%
Return on average assets, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related and acquisition-related expenses (net of tax) (2)	0.74%	0.77%	0.22%	0.45%	0.55%	0.54%	0.57%
Net interest margin (3)	2.87%	2.96%	3.11%	3.11%	3.19%	3.01%	3.23%
Efficiency ratio (4)	83.87%	78.08%	106.83%	100.66%	84.64%	94.02%	88.88%
Core efficiency ratio (2)(5)	80.63%	78.63%	93.96%	87.81%	85.43%	86.08%	87.45%
Financial performance, continuing operations:
Return on average shareholders' equity (1)	7.48%	7.88%	4.80%	2.70%	6.65%	5.64%	3.54%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	8.53%	8.27%	5.41%	2.80%	4.02%	6.17%	2.88%
Return on average tangible shareholders' equity	7.87%	8.32%	5.05%	2.80%	6.92%	5.93%	3.68%
Return on average tangible shareholders' equity, excluding, restructuring-related and acquisition-related expenses (net of tax) (2)	8.98%	8.73%	5.69%	2.91%	4.18%	6.49%	2.99%
Return on average assets (8)	0.76%	0.78%	0.49%	0.28%	0.69%	0.57%	0.37%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	0.87%	0.82%	0.55%	0.29%	0.42%	0.62%	0.30%
Efficiency ratio (4)	78.90%	77.70%	85.24%	85.98%	80.77%	81.73%	86.20%
Core efficiency ratio (2)(5)	75.45%	76.51%	83.17%	85.53%	80.65%	79.89%	86.18%
Financial performance, continuing and discontinued:
Asset quality:
Allowance for loan losses/total loans (6)	0.82%	0.84%	0.81%	0.80%	0.81%	0.82%	0.81%
Allowance for loan losses/nonaccrual loans	324.80%	349.37%	435.59%	271.99%	356.92%	324.80%	356.92%
Nonaccrual loans/total loans	0.25%	0.24%	0.19%	0.29%	0.23%	0.25%	0.23%
Nonperforming assets/total assets	0.21%	0.21%	0.16%	0.23%	0.17%	0.21%	0.17%

Regulatory capital ratios for the Bank: (7)
Tier 1 leverage capital (to average assets)	10.56%	10.17%	9.86%	11.17%	10.15%	10.56%	10.15%

Tier 1 common equity risk-based capital (to risk-weighted assets)	13.56%	13.45%	13.26%	14.88%	13.82%	13.56%	13.82%
Tier 1 risk-based capital (to risk-weighted assets)	13.56%	13.45%	13.26%	14.88%	13.82%	13.56%	13.82%
Total risk-based capital (to risk-weighted assets)	14.43%	14.37%	14.15%	15.77%	14.72%	14.43%	14.72%
Risk-weighted assets	$5,253,819	$5,207,244	$5,350,351	$5,347,115	$5,121,575	$5,253,819	$5,121,575
Regulatory capital ratios for the Company: (7)
Tier 1 leverage capital (to average assets)	10.06%	10.04%	10.12%	10.73%	9.51%	10.06%	9.51%
Tier 1 common equity risk-based capital (to risk-weighted assets)	11.38%	11.67%	11.99%	12.62%	11.26%	11.38%	11.26%
Tier 1 risk-based capital (to risk-weighted assets)	12.47%	12.77%	13.06%	13.68%	12.37%	12.47%	12.37%
Total risk-based capital (to risk-weighted assets)	13.36%	13.69%	13.95%	14.58%	13.27%	13.36%	13.27%
Risk-weighted assets	$5,493,669	$5,456,964	$5,628,362	$5,626,399	$5,396,261	$5,493,669	$5,396,261

(1)	Net earnings available to common shareholders divided by average shareholders' equity.

(2)
Core net income; core diluted income per common share; core net income from continuing operations, core diluted income from continuing operations per common share, tangible book value per share of common share; core efficiency ratio; return on average shareholders' equity, return on average tangible shareholders' equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, are non-GAAP financial measures. For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for restructuring-related and acquisition-related items.

(6)
Includes loans acquired from acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.86%, 0.89%, 0.86%, 0.86% and 0.85% at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

(7)	Regulatory capital ratios at December 31, 2019 are preliminary.

(8)	Includes assets of both continuing and discontinued operations.

HomeStreet, Inc. and Subsidiaries
Five Quarter and Year to Date Consolidated Statements of Operations

	Quarter Ended					Year Ended
(in thousands, except share data)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Interest income:
Loans	$61,443	$64,803	$67,015	$62,931	$62,070	$256,192	$228,350
Investment securities	5,204	4,879	4,884	5,564	5,979	20,531	22,645
Other	120	395	180	188	204	883	467
	66,767	70,077	72,079	68,683	68,253	277,606	251,462
Interest expense:
Deposits	18,635	20,502	16,940	14,312	13,359	70,389	41,995
Federal Home Loan Bank advances	564	501	3,635	4,642	4,088	9,342	12,374
Federal funds purchased and securities sold under agreements to repurchase	227	39	463	304	159	1,033	298
Long-term debt	1,655	1,698	1,725	1,744	1,706	6,822	6,647
Other	174	203	129	124	31	630	185
	21,255	22,943	22,892	21,126	19,343	88,216	61,499
Net interest income	45,512	47,134	49,187	47,557	48,910	189,390	189,963
Provision for credit losses	(2,000)	—	—	1,500	500	(500)	3,000
Net interest income after provision for credit losses	47,512	47,134	49,187	46,057	48,410	189,890	186,963
Noninterest income:
Net gain on loan origination and sale activities	13,386	15,951	12,178	2,607	3,516	44,122	11,866
Loan servicing income	1,896	2,687	2,176	1,043	872	7,802	3,671
Depositor and other retail banking fees	2,078	2,079	2,024	1,745	2,104	7,926	8,019
Insurance agency commissions	491	603	573	625	535	2,292	2,193
Gain (loss) on sale of investment securities available for sale	121	(18)	137	(247)	1	(7)	235
Other	3,959	3,278	2,741	2,319	3,354	12,297	10,549
	21,931	24,580	19,829	8,092	10,382	74,432	36,533
Noninterest expense:
Salaries and related costs	29,878	32,793	34,239	25,279	25,649	122,189	105,042
General and administrative	8,297	9,539	7,844	8,182	7,274	33,862	32,932
Amortization of core deposit intangibles	411	429	461	333	406	1,634	1,625
Legal	(655)	594	1,824	(204)	980	1,559	3,373
Consulting	894	866	887	1,408	746	4,055	2,469
Federal Deposit Insurance Corporation assessments (recoveries)	860	(694)	833	821	1,069	1,820	3,808
Occupancy	6,592	4,856	5,826	4,968	4,572	22,242	18,103
Information services	6,964	7,325	6,948	7,088	7,246	28,325	28,028
Net (benefit) cost from operation and sale of other real estate owned	(26)	13	(30)	(29)	(50)	(72)	(139)
	53,215	55,721	58,832	47,846	47,892	215,614	195,241
Income from continuing operations before income taxes	16,228	15,993	10,184	6,303	10,900	48,708	28,255
Income tax expense (benefit) from continuing operations	3,123	2,328	1,292	1,245	(1,309)	7,988	2,032
Income from continuing operations	13,105	13,665	8,892	5,058	12,209	40,720	26,223
(Loss) income from discontinued operations before income taxes	(3,357)	190	(16,678)	(8,440)	3,959	(28,285)	17,610
Income tax (benefit) expense for discontinued operations	(1,240)	28	(2,198)	(1,667)	941	(5,077)	3,806
(Loss) income from discontinued operations	(2,117)	162	(14,480)	(6,773)	3,018	(23,208)	13,804
NET INCOME (LOSS)	$10,988	$13,827	$(5,588)	$(1,715)	$15,227	$17,512	$40,027

Basic income (loss) per common share:
Income from continuing operations	$0.54	$0.55	$0.32	$0.19	$0.45	$1.57	$0.97
(Loss) income from discontinued operations	(0.09)	0.01	(0.54)	(0.25)	0.11	(0.91)	0.51
Basic income (loss) per share	$0.45	$0.55	$(0.22)	$(0.06)	$0.56	$0.66	$1.48
Diluted income (loss) per common share:
Income from continuing operations	$0.54	$0.54	$0.32	$0.19	$0.45	$1.55	$0.97
(Loss) income from discontinued operations	(0.09)	0.01	(0.54)	(0.25)	0.11	(0.90)	0.51
Diluted income (loss) per share	$0.45	$0.55	$(0.22)	$(0.06)	$0.56	$0.65	$1.47
Basic weighted average number of shares outstanding	24,233,434	24,419,793	26,619,216	27,021,507	26,993,885	25,573,488	26,970,916
Diluted weighted average number of shares outstanding	24,469,891	24,625,938	26,802,130	27,185,175	27,175,522	25,770,783	27,168,135

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Assets:
Cash and cash equivalents	$57,880	$74,788	$99,602	$67,690	$57,982
Investment securities	943,150	866,736	803,819	816,878	923,253
Loans held for sale	208,177	172,958	145,252	56,928	77,324
Loans held for investment, net	5,072,784	5,139,108	5,287,859	5,345,969	5,075,371
Mortgage servicing rights	97,603	90,624	94,950	95,942	103,374
Other real estate owned	1,393	1,753	1,753	838	455
Federal Home Loan Bank stock, at cost	22,399	8,764	24,048	32,533	45,497
Premises and equipment, net	76,973	78,925	81,167	85,635	88,112
Lease right-of-use assets	94,873	101,843	102,353	113,083	—
Goodwill	28,492	30,170	30,170	29,857	22,564
Other assets	180,083	187,298	176,888	169,268	171,255
Assets of discontinued operations	28,628	82,911	352,929	356,784	477,034
Total assets	$6,812,435	$6,835,878	$7,200,790	$7,171,405	$7,042,221
Liabilities and shareholders' equity:
Liabilities:
Deposits	$5,339,959	$5,804,307	$5,590,893	$5,178,334	$4,888,558
Federal Home Loan Bank advances	346,590	5,590	387,590	599,590	932,590
Accounts payable and other liabilities	79,818	84,095	102,943	126,546	169,970
Federal funds purchased and securities sold under agreements to repurchase	125,000	—	—	27,000	19,000
Long-term debt	125,650	125,603	125,556	125,509	125,462
Lease liabilities	113,092	120,072	121,677	130,221	—
Liabilities of discontinued operations	2,603	5,075	148,221	237,174	167,121
Total liabilities	6,132,712	6,144,742	6,476,880	6,424,374	6,302,701
Shareholders' equity:
Temporary shareholders' equity
Shares subject to repurchase	—	—	52,735	—	—
Permanent shareholders' equity
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	300,218	309,649	308,705	342,049	342,439
Retained earnings	374,673	372,981	359,252	411,826	412,009
Accumulated other comprehensive income (loss)	4,321	7,995	2,707	(7,355)	(15,439)
Total permanent shareholders' equity	679,723	691,136	671,175	747,031	739,520
Total liabilities, temporary shareholders' equity and permanent shareholders' equity	$6,812,435	$6,835,878	$7,200,790	$7,171,405	$7,042,221

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended December 31,			Quarter Ended September 30,			Quarter Ended December 31,
	2019			2019			2018
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$64,158	$127	0.78%	$91,381	$342	1.48%	$75,747	$275	1.44%
Investment securities	892,833	5,620	2.52%	803,355	5,291	2.63%	917,300	6,532	2.85%
Loans held for sale (4)	187,099	1,818	3.89%	265,581	2,704	4.07%	431,666	5,234	4.85%
Loans held for investment	5,184,089	59,965	4.55%	5,277,586	63,226	4.72%	5,035,953	60,875	4.76%
Total interest-earning assets	6,328,179	67,530	4.21%	6,437,903	71,563	4.38%	6,460,666	72,916	4.46%
Noninterest-earning assets (2)(4)	535,775			566,305			652,321
Total assets	$6,863,954			$7,004,208			$7,112,987
Liabilities and shareholders' equity:
Deposits:(4)
Interest-bearing demand accounts	$374,084	$366	0.39%	$384,937	$371	0.38%	$392,695	$392	0.40%
Savings accounts	224,239	120	0.21%	221,446	122	0.22%	257,247	174	0.27%
Money market accounts	2,229,704	7,437	1.32%	2,016,600	7,129	1.40%	1,924,671	5,195	1.07%
Certificate accounts	1,846,770	10,809	2.32%	2,223,602	13,093	2.34%	1,637,537	7,805	1.89%
Total interest-bearing deposits (5)	4,674,797	18,732	1.59%	4,846,585	20,715	1.69%	4,212,150	13,566	1.28%
Federal Home Loan Bank advances	125,414	636	1.99%	85,894	593	2.71%	828,648	5,363	2.53%
Federal funds purchased and securities sold under agreements to repurchase	53,163	227	1.67%	6,930	39	2.22%	26,421	159	2.36%
Other borrowings	9,119	78	3.42%	9,446	83	3.52%	—	—	—%
Long-term debt	125,619	1,655	5.23%	125,574	1,698	5.37%	125,435	1,705	5.40%
Total interest-bearing liabilities	4,988,112	21,328	1.69%	5,074,429	23,128	1.81%	5,192,654	20,793	1.58%
Noninterest-bearing liabilities (4) (5)	1,174,824			1,236,304			1,186,364
Total liabilities	6,162,936			6,310,733			6,379,018
Temporary shareholders' equity	—			2,378			—
Permanent shareholders' equity	701,018			691,097			733,969
Total liabilities and shareholders' equity	$6,863,954			$7,004,208			$7,112,987
Net interest income (3)		$46,202			$48,435			$52,123
Net interest spread			2.52%			2.57%			2.88%
Impact of noninterest-bearing sources			0.35%			0.39%			0.31%
Net interest margin			2.87%			2.96%			3.19%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $436 thousand, $458 thousand and $751 thousand for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively. The estimated federal statutory tax rate was 21% for all the periods presented.

(4)	Includes average balances of discontinued operations, which were impractical to remove for the periods presented. The net interest margin related to discontinued operations is immaterial.

(5)	Cost of deposits of 1.33%, 1.41% and 1.03% for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Year Ended December 31,
	2019			2018
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$67,446	$793	1.18%	$76,855	$895	1.16%
Investment securities	850,695	22,311	2.62%	916,840	24,719	2.70%
Loans held for sale (4)	282,571	12,101	4.28%	488,167	22,234	4.55%
Loans held for investment	5,283,225	252,272	4.73%	4,866,210	225,730	4.64%
Total interest-earning assets	6,483,937	287,477	4.40%	6,348,072	273,578	4.30%
Noninterest-earning assets (2)(4)	605,822			669,215
Total assets	$7,089,759			$7,017,287
Liabilities and shareholders' equity:
Deposits:(4)
Interest-bearing demand accounts	$382,333	$1,506	0.39%	$426,610	$1,678	0.39%
Savings accounts	229,924	530	0.23%	280,358	820	0.29%
Money market accounts	2,050,779	27,259	1.33%	1,908,063	17,188	0.90%
Certificate accounts	1,846,596	41,716	2.26%	1,436,872	23,030	1.60%
Total interest-bearing deposits (5)	4,509,632	71,011	1.57%	4,051,903	42,716	1.05%
Federal Home Loan Bank advances	407,071	10,816	2.62%	867,141	18,501	2.13%
Federal funds purchased and securities sold under agreements to repurchase	45,175	1,032	2.25%	13,607	298	2.19%
Other borrowings	9,122	342	3.75%	1,398	62	4.40%
Long-term debt	125,550	6,822	5.41%	125,362	6,646	5.30%
Total interest-bearing liabilities	5,096,550	90,023	1.76%	5,059,411	68,223	1.35%
Noninterest-bearing liabilities (4) (5)	1,271,849			1,216,841
Total liabilities	6,368,399			6,276,252
Temporary shareholders' equity	3,034			—
Permanent shareholders' equity	718,326			741,035
Total liabilities and shareholders' equity	$7,089,759			$7,017,287
Net interest income (3)		$197,454			$205,355
Net interest spread			2.64%			2.95%
Impact of noninterest-bearing sources			0.37%			0.28%
Net interest margin			3.01%			3.23%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $2.2 million and $2.9 million for the years ended December 31, 2019 and 2018, respectively. The estimated federal statutory tax rate was 21% for both periods presented.

(4)	Includes average balances of discontinued operations, which were impractical to remove for the periods presented. The net interest margin related to discontinued operations is immaterial.

(5)	Cost of deposits of 1.29% and 0.84% for the years ended December 31, 2019 and 2018, respectively.

Consolidated Results of Operations
Net Income
Net income (loss) includes both continuing and discontinued operations for the periods presented.
Net income decreased in the fourth quarter of 2019 compared to the third quarter of 2019 primarily due to a reduction in net interest income and noninterest income. The decrease in net interest income was primarily due to a lower net interest margin. The decrease in noninterest income was primarily due to a decrease in gain on loan origination and sale activities related to a decrease in loan sales volume on commercial loans and a reduction in loan servicing income related to lower risk management results.
The decrease is partially offset by a reduction in noninterest expense primarily due to a $2.0 million recovery of stock compensation expense and reduced salary expenses on lower headcount, along with reductions in non-personnel costs from our cost savings initiatives and a $2.0 million reversal of provision for credit losses. Our loss on discontinued operations was also significantly higher than last quarter due to the completion of the sale of our home-loan center based single family banking business.
Net Income from Continuing Operations
Net income from continuing operations decreased slightly in the fourth quarter of 2019 compared to the third quarter of 2019 primarily due to decreases in both net interest income and noninterest income, partially offset by a $2.0 million reversal of provision for credit losses and a decrease in noninterest expense.
Net Interest Income
Net interest income decreased in the fourth quarter of 2019 compared to the third quarter of 2019 primarily due to a decrease in both the rate and volume of loans held for investment during the quarter as a result of the lower interest rate environment. This decrease was partially offset by a decrease in interest expense primarily due to a reduction in certain high-rate brokered certificate of deposit balances.
Our net interest margin, on a tax equivalent basis, decreased from the third quarter of 2019 primarily due to lower yields on loans held for sale and loans held for investment related to lower long-term interest rates during the quarter. This decrease was partially offset by a reduction in interest paid on brokered deposits as we eliminated certain high-rate brokered certificate of deposits and lower short-term interest rates.
Provision for Credit Losses
We had a reversal of provision for credit losses in the fourth quarter of 2019 as compared to no provision for credit losses in the third quarter of 2019. This reversal was due to a reduction in loan balances and higher net recoveries during the quarter.
Noninterest Income
The decrease in noninterest income in the fourth quarter of 2019 compared to the third quarter of 2019 was primarily due to a decrease in gain on loan origination and sale activities related to a decrease in loan sales volume on commercial loans and a reduction in loan servicing income related to lower risk management results.
Noninterest Expense

Noninterest expense in the fourth quarter of 2019 decreased compared to the third quarter of 2019 primarily due to a $2.0 million recovery of stock-based compensation expense and reduced salary expense on lower headcount. This decrease was partially offset by $2.3 million of pre-tax restructuring expenses related to our efficiency improvement plans, including occupancy costs associated with releasing costs as we reduce our office space.

Net Income (Loss) from Discontinued Operations
In the fourth quarter of 2019, we recorded a net loss from discontinued operations as compared to a small amount of net income in the third quarter primarily due to the reversal in the third quarter of $2.3 million of estimated restructuring and compensation related costs, net of tax, which had been previously accrued.
Income Taxes
Our effective income tax rate of 14.6% for the fourth quarter of 2019 differed from our combined Federal and blended state statutory tax rate of 23.5% primarily due to the benefit we received from tax-exempt interest income and BOLI income.
Other
As of December 31, 2019, we had 1,071 full-time equivalent employees, a 5.4% net decrease from 1,132 full-time equivalent employees as of September 30, 2019. At December 31, 2019, we had 62 retail deposit branches and four primary stand-alone commercial lending centers.

Five Quarter Investment Securities

(in thousands, except for duration data)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Available for sale:
Mortgage-backed securities:
Residential	$91,695	$109,581	$110,021	$112,146	$107,961
Commercial	38,025	29,836	30,428	30,382	34,514
Collateralized mortgage obligations:
Residential	291,618	187,989	157,064	156,308	166,744
Commercial	156,154	109,543	124,579	122,969	116,674
Municipal bonds	341,318	380,093	357,097	351,360	385,655
Corporate debt securities	18,661	18,767	18,897	18,464	19,995
U.S. Treasury securities	1,307	1,309	1,311	11,037	10,900
Agency debentures	—	25,221	—	9,766	9,525
Total available for sale	938,778	862,339	799,397	812,432	851,968
Held to maturity	4,372	4,397	4,422	4,446	71,285
	$943,150	$866,736	$803,819	$816,878	$923,253

Weighted average duration in years - available for sale	4.1	3.7	3.8	4.4	4.6

Five Quarter Loans Held for Investment

(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Consumer loans
Single family (1)	$1,070,332	$1,188,159	$1,259,386	$1,348,554	$1,358,175
Home equity and other	532,926	567,791	588,132	585,167	570,923
Total consumer loans	1,603,258	1,755,950	1,847,518	1,933,721	1,929,098
Commercial real estate loans
Non-owner occupied commercial real estate	894,896	794,863	767,447	780,939	701,928
Multifamily	996,498	920,279	995,604	939,656	908,015
Construction/land development	702,399	762,332	779,031	837,279	794,544
Total commercial real estate loans	2,593,793	2,477,474	2,542,082	2,557,874	2,404,487
Commercial and industrial loans
Owner occupied commercial real estate	478,172	476,650	470,986	450,450	429,158
Commercial business	414,880	446,739	444,002	421,534	331,004
Total commercial and industrial loans	893,052	923,389	914,988	871,984	760,162
Total loans before allowance, net deferred loan fees and costs	5,090,103	5,156,813	5,304,588	5,363,579	5,093,747
Net deferred loan fees and costs	24,453	25,732	26,525	25,566	23,094
	5,114,556	5,182,545	5,331,113	5,389,145	5,116,841
Allowance for loan losses	(41,772)	(43,437)	(43,254)	(43,176)	(41,470)
	$5,072,784	$5,139,108	$5,287,859	$5,345,969	$5,075,371

(1)
Includes $3.5 million, $5.3 million, $4.5 million, $4.8 million and $4.1 million of single family loans that are carried at fair value at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

Five Quarter Loan Roll-forward

(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Loans - beginning balance	$5,156,813	$5,304,588	$5,363,579	$5,093,747	$5,045,832
Originations	587,656	355,989	402,893	361,841	447,772
Purchases and advances	245,609	248,585	290,680	383,576	268,098
Payoffs, paydowns, sales and other	(899,635)	(752,333)	(751,773)	(474,737)	(667,676)
Charge-offs and transfers to OREO	(340)	(16)	(791)	(848)	(279)
Loans - ending balance	$5,090,103	$5,156,813	$5,304,588	$5,363,579	$5,093,747

Net change - loans outstanding	$(66,710)	$(147,775)	$(58,991)	$269,832	$47,915

Five Quarter New Loan Commitment Trend

(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Consumer loans
Single family	$19,748	$21,691	$28,249	$36,545	$54,871
Home equity and other	31,546	43,196	84,361	96,768	124,388
Total consumer loans	51,294	64,887	112,610	133,313	179,259
Commercial real estate loans
Non-owner occupied commercial real estate	90,927	35,727	26,830	45,008	64,572
Multifamily	334,582	162,000	201,766	141,748	151,769
Construction/land development	249,781	170,918	198,280	147,030	240,680
Total commercial real estate loans	675,290	368,645	426,876	333,786	457,021
Commercial and industrial loans
Owner occupied commercial real estate	33,190	27,217	10,636	6,623	16,744
Commercial business	45,739	34,669	61,184	72,737	39,322
Total commercial and industrial loans	78,929	61,886	71,820	79,360	56,066
	$805,513	$495,418	$611,306	$546,459	$692,346
Loans Held for Investment
Loans held for investment at December 31, 2019 decreased $66.7 million or 1.3% compared to September 30, 2019. The decrease was primarily due to approximately $450.0 million of prepayments and, commercial and single family loan transfers to Held for Sale of $239.2 million and $55.7 million during the quarter. We had a higher level of prepayments in the quarter due to declining interest rates which encouraged borrowers to refinance their loans into lower rate products.

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Beginning balance	$44,634	$44,628	$44,536	$42,913	$41,854
Provision for credit losses	(2,000)	—	—	1,500	500
Recoveries, net of (charge-offs)	203	6	92	123	559
Ending balance	$42,837	$44,634	$44,628	$44,536	$42,913
Components:
Allowance for loan losses	$41,772	$43,437	$43,254	$43,176	$41,470
Allowance for unfunded commitments	1,065	1,197	1,374	1,360	1,443
Allowance for credit losses	$42,837	$44,634	$44,628	$44,536	$42,913

Allowance as a % of loans held for investment (1)(2)	0.82%	0.84%	0.81%	0.80%	0.81%
Allowance as a % of nonaccrual loans	324.80%	349.37%	435.59%	271.99%	356.92%

(1)
Includes loans acquired in bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.86%, 0.89%, 0.86%, 0.86% and 0.85% at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

Five Quarter Nonperforming Assets

(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Nonaccrual loans (1)	$12,861	$12,433	$9,930	$15,874	$11,619
Other real estate owned	1,393	1,753	1,753	838	455
Total nonperforming assets (2)	$14,254	$14,186	$11,683	$16,712	$12,074

Nonaccrual loans as a % of total loans	0.25%	0.24%	0.19%	0.29%	0.23%
Nonperforming assets as a % of total assets	0.21%	0.21%	0.16%	0.23%	0.17%

(1)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(2)
Includes $1.3 million, $1.3 million, $1.4 million, $1.7 million and $1.9 million of nonperforming loans guaranteed by the SBA at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Beginning balance	$14,186	$11,683	$16,712	$12,074	$10,389
Additions	3,606	5,205	3,329	6,887	3,139
Reductions:
Gross charge-offs	(9)	—	(40)	(4)	(148)
OREO sales	(360)	—	(180)	(455)	(297)
Principal paydowns, payoff advances, and equity adjustments	(1,345)	(1,428)	(6,547)	(1,695)	(709)
Transferred back to accrual status	(1,824)	(1,274)	(1,591)	(95)	(300)
Total reductions	(3,538)	(2,702)	(8,358)	(2,249)	(1,454)
Net additions (reductions)	68	2,503	(5,029)	4,638	1,685
Ending balance (1)	$14,254	$14,186	$11,683	$16,712	$12,074

(1)
Includes $1.3 million, $1.3 million, $1.4 million, $1.7 million and $1.9 million of nonperforming loans guaranteed by the SBA at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

December 31, 2019
Total loans held for investment	$6,575	$4,633	$32,563	$43,771	$5,046,332	$5,090,103
Less: FHA/VA loans (1)	4,651	2,754	19,702	27,107	63,688	90,795
Less: guaranteed portion of SBA loans (2)	—	—	1,306	1,306	3,385	4,691
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,924	$1,879	$11,555	$15,358	$4,979,259	$4,994,617
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.04%	0.04%	0.23%	0.31%	99.69%	100.00%

September 30, 2019
Total loans held for investment	$7,749	$3,332	$34,023	$45,104	$5,111,709	$5,156,813
Less: FHA/VA loans (1)	5,873	2,276	21,590	29,739	71,443	101,182
Less: guaranteed portion of SBA loans (2)	—	—	1,323	1,323	5,894	7,217
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,876	$1,056	$11,110	$14,042	$5,034,372	$5,048,414
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.04%	0.02%	0.22%	0.28%	99.72%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents the portion of loans whose repayments are guaranteed by the SBA.

Asset Quality
Credit quality remained strong, with nonperforming assets remaining low at 0.21% of total assets. The delinquency rate (excluding FHA/VA insured and guaranteed portion of SBA loans) was 0.31% at December 31, 2019 compared to 0.28% at September 30, 2019. The increase was related primarily to increased consumer loan delinquencies.
The allowance for credit losses at December 31, 2019 declined as compared to September 30, 2019. The ALLL/Loan ratio also decreased slightly to 0.82% bps compared to 0.84% bps as of September 30, 2019 due to a decrease in loans held for investment and a decline in the allowance for loan losses. In general, the Bank has experienced net recoveries since 2015 combined with strong credit quality trends as evidenced by our low nonperforming loan to total loan ratio. Our portfolio includes a pool of government guaranteed loans and loans obtained through acquisitions carried at fair value, all of which require nominal reserve amounts due to the government guarantee or fair value accounting treatment. These factors contributed to determining the $2.0 million reversal of provision of credit losses and support the current ALLL/Loan ratio as compared to September 30, 2019.
On January 1, 2020, we adopted the Current Expected Credit Losses ("CECL") accounting standard. CECL replaces the ALLL incurred loss model in US GAAP with an allowance for credit losses methodology that reflects expected credit losses and requires consideration of a broader range of reasonable forecast information to inform credit loss reserve estimates. The adoption of CECL resulted in an estimated increase in our allowance for credit losses of approximately $3.7 million at January 1, 2020, or 9%, as compared to our December 31, 2019 aggregate reserve levels. This adjustment will be recorded in retained earnings and will not impact net income. The newly adopted standard will be reflected in our first quarter 2020 financial results.

Production Volumes for Sale to the Secondary Market

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Loans sold (1)
Commercial loans sold	$257,378	$270,484	$151,662	$164,071	$223,836	$843,595	$591,121
Single family loans sold (2)	572,430	893,959	1,454,064	1,004,849	1,257,069	3,925,302	6,300,838
Net gain on loan origination and sale activities (1)
Commercial loans	$5,313	$6,693	$2,826	$2,660	$3,295	$17,492	$11,776
Single family loans(2)	8,074	9,628	33,549	35,435	33,015	86,686	174,473
	$13,387	$16,321	$36,375	$38,095	$36,310	$104,178	$186,249

(1) Includes loans originated as held for investment.
(2) Includes both continuing and discontinued operations.

Single Family Loans Sold from Continuing and Discontinued Operations
Of the single family loans sold during the quarter, approximately $131.8 million of volume was originated by WMS. During the fourth quarter, we completed the sale of our ownership interest in WMS Series, LLC and began reducing the volume of loans purchased from that entity.

Loans Serviced for Others

(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Commercial loans serviced for others	$1,618,876	$1,576,714	$1,535,522	$1,521,597	$1,542,477
Single family loans serviced for others (1)	7,023,441	7,014,265	6,790,955	6,052,394	20,151,735
Total loans serviced for others	$8,642,317	$8,590,979	$8,326,477	$7,573,991	$21,694,212

(1)	Excludes interim loan servicing from first quarter 2019 sale of single family mortgage servicing rights.

Loan Servicing Income

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Commercial loan servicing income, net:
Servicing fees and other	$2,312	$2,202	$2,183	$2,419	$2,107	$9,116	$8,053
Amortization of capitalized MSRs	(1,426)	(1,315)	(1,102)	(1,376)	(1,236)	(5,219)	(4,383)
Commercial loan servicing income	886	887	1,081	1,043	871	3,897	3,670

Single family servicing income, net: (1)
Servicing fees and other	5,149	5,252	3,883	14,938	14,949	29,222	60,885
Changes in fair value of single family MSRs due to amortization (2)	(3,776)	(4,489)	(3,422)	(8,983)	(8,135)	(20,670)	(34,705)
	1,373	763	461	5,955	6,814	8,552	26,180
Risk management, single family MSRs: (1)
Changes in fair value of MSR due to changes in model inputs and/or assumptions (3)(4)	5,189	(7,501)	(9,414)	(5,278)	(13,532)	(17,004)	39,348
Net (loss) gain from derivatives economically hedging MSR	(5,482)	9,040	7,194	3,683	12,137	14,435	(40,474)
	(293)	1,539	(2,220)	(1,595)	(1,395)	(2,569)	(1,126)
Single family servicing income (loss)	1,080	2,302	(1,759)	4,360	5,419	5,983	25,054

Total loan servicing income (loss)	$1,966	$3,189	$(678)	$5,403	$6,290	$9,880	$28,724

(1)	Includes both continuing and discontinued operations.

(2)	Represents changes due to collection/realization of expected cash flows and curtailments.

(3)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(4)
Includes pre-tax income of $22 thousand and $333 thousand, pre-tax loss of $2.0 million and pre-tax income of $774 thousand, net of transaction costs and prepayment reserves, for the fourth quarter of 2019, third quarter 2019, second quarter of 2019 and first quarter of 2019, respectively, from sales of single family MSRs.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Commercial Mortgage Servicing Rights
Beginning balance	$28,801	$27,227	$27,692	$28,328	28,136
Originations	1,902	2,770	530	630	1,268
Amortization	(1,209)	(1,196)	(995)	(1,266)	(1,076)
Ending balance	$29,494	$28,801	$27,227	$27,692	$28,328
Ratio of MSR carrying value to related loans serviced for others	1.90%	1.91%	1.86%	1.92%	1.93%

Single Family Mortgage Servicing Rights (1)
Beginning balance	$61,823	$67,723	$68,250	$252,168	$263,622
Additions and amortization:
Originations	4,895	6,408	10,184	7,287	10,057
Purchases	—	14	—	—	—
Sale of servicing rights	—	—	—	(176,944)	—
Changes due to amortization (2)	(3,776)	(4,489)	(3,422)	(8,983)	(8,135)
Net additions and amortization	1,119	1,933	6,762	(178,640)	1,922
Changes in fair value due to changes in model inputs and/or assumptions (3)(4)	5,167	(7,833)	(7,289)	(5,278)	(13,376)
Ending balance	$68,109	$61,823	$67,723	$68,250	$252,168
Ratio of MSR carrying value to related loans serviced for others	0.98%	0.88%	1.00%	1.13%	1.25%

(1)	Includes continuing and discontinued operations at December 31, 2018
(2)     Represents changes due to collection/realization of expected cash flows and curtailments.

(3)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.
(4) Includes pre-tax income of $22 thousand and $333 thousand, pre-tax loss of $2.0 million and pre-tax income of $774 thousand, net of transaction costs and prepayment reserves, for the fourth quarter of 2019, third quarter of 2019, second quarter of 2019 and the first quarter of 2019, respectively, sales of single family MSRs.

Five Quarter Deposits

(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Deposits by Product: (1)
Noninterest-bearing accounts - checking and savings	$704,743	$698,714	$684,898	$683,840	$612,540
Interest-bearing transaction and savings deposits:
NOW accounts	373,832	421,750	444,130	415,402	376,137
Statement savings accounts due on demand	219,182	220,401	227,762	241,747	245,795
Money market accounts due on demand	2,224,494	2,073,907	1,995,244	2,014,662	1,935,516
Total interest-bearing transaction and savings deposits	2,817,508	2,716,058	2,667,136	2,671,811	2,557,448
Total transaction and savings deposits	3,522,251	3,414,772	3,352,034	3,355,651	3,169,988
Certificates of deposit	1,614,533	2,135,869	2,060,376	1,644,768	1,579,806
Noninterest-bearing accounts - other	203,175	253,666	311,287	397,015	301,614
Total deposits	$5,339,959	$5,804,307	$5,723,697	$5,397,434	$5,051,408

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	13.2%	12.0%	12.0%	12.7%	12.1%
Interest-bearing transaction and savings deposits:
NOW accounts	7.0	7.3	7.8	7.7	7.4
Statement savings accounts, due on demand	4.1	3.8	4.0	4.5	4.9
Money market accounts, due on demand	41.7	35.7	34.9	37.3	38.3
Total interest-bearing transaction and savings deposits	52.8	46.8	46.7	49.5	50.6
Total transaction and savings deposits	66.0	58.8	58.7	62.2	62.7
Certificates of deposit	30.2	36.8	36.0	30.5	31.3
Noninterest-bearing accounts - other	3.8	4.4	5.3	7.3	6.0
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
Includes zero, zero, $132.8 million, $219.1 million, $162.8 million in servicing deposits related to discontinued operations for the periods ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

Deposits
The decrease in deposits from September 30, 2019 was primarily driven by a $472.0 million reduction in brokered deposits because FHLB advances were priced more attractively during the quarter. The decrease was offset by increases of $38.1 million, or 2.4%, and $71.8 million, or 3.9%, of business and consumer core deposits - checking, savings and money market deposits, respectively.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income, core diluted income per common share, core net income from continuing operations, core diluted income from continuing operations per common share and core efficiency ratios, which in each case excludes income tax reform-related items, acquisition-related items, net of tax and restructuring-related items, net of tax. We have also disclosed adjusted noninterest expense from both continuing operations and continuing operations and discontinued operations consolidated, which excludes acquisition-related items and restructuring-related items. We have also presented return on average shareholders' equity, return on average tangible shareholders' equity, and return on average assets, which in each case excludes income tax reform-related items, restructuring related items, net of tax and acquisition-related items, net of tax. Our management believes that these non-GAAP financial measures provide meaningful supplemental financial information regarding our results of core operations by excluding certain loss on disposal and restructuring-related expenses, as well as acquisition-related revenues and expenses and the impact of the Tax Reform Act tax benefit, each of which may not be indicative of our expected recurring results of operations.

We also have disclosed tangible shareholders' equity, tangible book value per share of common stock, average tangible shareholders' equity and return on average tangible shareholders' equity which are non-GAAP financial measures.

We believe that both management and investors benefit from referring to each of the above non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

The presentation of all of the above non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Below we present a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Shareholders' equity	$679,723	$691,136	$723,910	$747,031	$739,520	$679,723	$739,520
Less: Goodwill and other intangibles	(34,252)	(36,341)	(36,771)	(36,919)	(28,035)	(34,252)	(28,035)
Tangible shareholders' equity (1)	$645,471	$654,795	$687,139	$710,112	$711,485	$645,471	$711,485

Common shares outstanding	23,890,855	24,408,513	26,085,164	27,038,257	26,995,348	23,890,855	26,995,348

Shareholders' equity per share	$28.45	$28.32	$27.75	$27.63	$27.39	$28.45	$27.39
Impact of goodwill and other intangibles	(1.43)	(1.49)	(1.41)	(1.37)	(1.03)	(1.43)	(1.03)
Tangible book value per share (2)	$27.02	$26.83	$26.34	$26.26	$26.36	$27.02	$26.36

Average shareholders' equity	$701,018	$693,475	$741,330	$750,466	$733,969	$721,360	$741,035
Less: Average goodwill and other intangibles	(35,050)	(36,617)	(36,604)	(28,611)	(28,277)	(34,245)	(28,892)
Average tangible shareholders' equity	$665,968	$656,858	$704,726	$721,855	$705,692	$687,115	$712,143

Return on average shareholders' equity	6.27%	7.98%	(3.02)%	(0.91)%	8.30%	2.43%	5.40%
Impact of goodwill and other intangibles	0.33%	0.44%	(0.15)%	(0.04)%	0.33%	0.12%	0.22%
Return on average tangible shareholders' equity (2)	6.60%	8.42%	(3.17)%	(0.95)%	8.63%	2.55%	5.62%

Return on average shareholders' equity	6.27%	7.98%	(3.02)%	(0.91)%	8.30%	2.43%	5.40%
Impact of tax reform-related benefit	—%	—%	—%	—%	(2.66)%	—%	(0.66)%
Impact of loss on exit or disposal and restructuring-related expenses (net of tax)	0.97%	(0.19)%	5.23%	5.10%	(0.37)%	2.86%	0.67%
Impact of acquisition-related expenses (net of tax)	0.02%	—%	(0.02)%	0.15%	0.03%	0.04%	—%
Return on average shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related (net of tax) and acquisition-related expenses (net of tax)	7.26%	7.79%	2.19%	4.34%	5.30%	5.33%	5.41%

Return on average assets	0.64%	0.79%	(0.31)%	(0.10)%	0.86%	0.25%	0.57%
Impact of tax reform-related benefit	—%	—%	—%	—%	(0.27)%	—%	(0.07)%
Impact of loss on exit or disposal and restructuring-related expenses (recoveries) net of tax	0.10%	(0.02)%	0.53%	0.53%	(0.04)%	0.29%	0.07%
Impact of acquisition-related expenses (net of tax)	—%	—%	—%	0.02%	—%	—%	—%
Return on average assets, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.74%	0.77%	0.22%	0.45%	0.55%	0.54%	0.57%

(1)
Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders' equity.

(2)
Tangible book value, a non-GAAP financial measure, is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity, a non-GAAP financial measure is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Consolidated results (consolidated):
Net (loss) income	$10,988	$13,827	$(5,588)	$(1,715)	$15,227	$17,512	$40,027
Impact of income tax reform-related benefit	—	—	—	—	(4,884)	—	(4,884)
Impact of loss on exit or disposal and restructuring-related expenses (recoveries), net of tax	1,699	(326)	9,697	9,564	(676)	20,634	4,953
Impact of acquisition-related expenses (recoveries), net of tax	28	4	(33)	290	54	$289	$22
Core net income	$12,715	$13,505	$4,076	$8,139	$9,721	38,435	40,118

Noninterest expense (2)	56,540	57,644	101,585	97,700	84,644	$313,469	$390,573
Impact of loss on exit or disposal and restructuring-related (expenses) recoveries (1) (3)	(2,150)	413	(12,274)	(12,106)	856	(26,117)	(6,269)
Impact of acquisition-related (expenses) recoveries	(36)	(5)	42	(367)	(68)	(366)	(27)
Noninterest expense, excluding restructuring and acquisition-related recoveries	$54,354	$58,052	$89,353	$85,227	$85,432	$286,986	$384,277

Efficiency ratio	83.87%	78.08%	106.83%	100.66%	84.64%	94.02%	88.88%
Impact of loss on exit or disposal and restructuring-related (expenses) recoveries	(3.19)%	0.56%	(12.91)%	(12.47)%	0.86%	(7.83)%	(1.43)%
Impact of acquisition-related (expenses) recoveries	(0.05)%	(0.01)%	0.04%	(0.38)%	(0.07)%	(0.11)%	—%
Core efficiency ratio	80.63%	78.63%	93.96%	87.81%	85.43%	86.08%	87.45%

Diluted earnings per common share	$0.45	$0.55	$(0.22)	$(0.06)	$0.56	$0.65	$1.47
Impact of income tax reform-related benefit	—	—	—	—	(0.18)	—	(0.18)
Impact of loss on exit or disposal and restructuring-related expenses (recoveries), net of tax	0.07	(0.01)	0.36	0.35	(0.02)	0.80	0.19
Impact of acquisition-related expenses, net of tax	—	—	—	0.01	—	0.01	—
Core diluted earnings per common share	$0.52	$0.54	$0.14	$0.30	$0.36	$1.46	$1.48

Return on average tangible shareholders' equity	6.60%	8.42%	(3.17)%	(0.95)%	8.63%	2.55%	5.62%
Impact of income tax reform-related benefit	—%	—%	—%	—%	(2.77)%	—%	(0.69)%
Impact of loss on exit or disposal and restructuring-related expenses (recoveries), net of tax	1.02%	(0.20)%	5.50%	5.30%	(0.38)%	3.00%	0.70%
Impact of acquisition-related expenses (recoveries), net of tax	0.02%	—%	(0.02)%	0.16%	0.03%	0.04%	—%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related expenses, net of tax, and acquisition-related expenses (recoveries), net of tax	7.64%	8.22%	2.31%	4.51%	5.51%	5.59%	5.63%

Results for Continuing Operations
Return on average shareholders' equity	7.48%	7.88%	4.80%	2.70%	6.65%	5.64%	3.54%
Impact of tax reform-related benefit	—%	—%	—%	—%	(2.66)%	—%	(0.66)%
Impact of restructuring-related expenses (recoveries), net of tax	1.03%	0.39%	0.63%	(0.05)%	—%	0.49%	—%
Impact of acquisition-related expenses (net of tax)	0.02%	—%	(0.02)%	0.15%	0.03%	0.04%	—%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related expenses (recoveries),net of tax and acquisition-related expenses, net of tax	8.53%	8.27%	5.41%	2.80%	4.02%	6.17%	2.88%

Return on average assets (4)	0.76%	0.78%	0.49%	0.28%	0.69%	0.57%	0.37%
Impact of tax reform-related benefit	—%	—%	—%	—%	(0.27)%	—%	(0.07)%
Impact of restructuring-related expenses (recoveries), net of tax	0.11%	0.04%	0.06%	(0.01)%	—%	0.05%	—%
Impact of acquisition-related expenses, net of tax	—%	—%	—%	0.02%	—%	—%	—%
Return on average assets, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.87%	0.82%	0.55%	0.29%	0.42%	0.62%	0.30%

Return on average shareholders' equity	7.48%	7.88%	4.80%	2.70%	6.65%	5.64%	3.54%
Impact of goodwill and other intangibles	0.39%	0.44%	0.25%	0.10%	0.27%	0.29%	0.14%
Return on average tangible shareholders' equity	7.87%	8.32%	5.05%	2.80%	6.92%	5.93%	3.68%
Impact of income tax reform-related benefit	—%	—%	—%	—%	(2.77)%	—%	(0.69)%
Impact of restructuring-related expenses (recoveries), net of tax	1.09%	0.41%	0.66%	(0.05)%	—%	0.52%	—%
Impact of acquisition-related expenses (recoveries) , net of tax	0.02%	—%	(0.02)%	0.16%	0.03%	0.04%	—%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related expenses, net of tax, and acquisition-related expenses (recoveries), net of tax	8.98%	8.73%	5.69%	2.91%	4.18%	6.49%	2.99%

Net income from continuing operations	$13,105	$13,665	$8,892	$5,058	$12,209	$40,720	$26,223
Impact of income tax reform-related benefit	—	—	—	—	(4,884)	$—	$(4,884)
Impact of restructuring-related expenses (recoveries), net of tax	1,811	669	1,159	(93)	4	3,546	17
Impact of acquisition-related expenses (recoveries), net of tax	28	4	(33)	290	54	289	22
Core net income from continuing operations	$14,944	$14,338	$10,018	$5,255	$7,383	$44,555	$21,378

Noninterest expense from continuing operations	$53,215	$55,721	$58,832	$47,846	$47,892	$215,614	$195,241
Impact of restructuring-related (expenses) recoveries	(2,292)	(847)	(1,467)	117	(5)	(4,489)	(22)
Impact of acquisition-related (expenses) recoveries	(36)	(5)	42	(367)	(68)	(366)	(27)
Noninterest expense from continuing operations, excluding restructuring and acquisition-related expenses	$50,887	$54,869	$57,407	$47,596	$47,819	$210,759	$195,192

Efficiency ratio	78.90%	77.70%	85.24%	85.98%	80.77%	81.73%	86.20%
Impact of restructuring-related (expenses) recoveries	(3.40)%	(1.18)%	(2.13)%	0.21%	(0.01)%	(1.70)%	(0.01)%
Impact of acquisition-related (expenses) recoveries	(0.05)%	(0.01)%	0.06%	(0.66)%	(0.11)%	(0.14)%	(0.01)%
Core efficiency ratio	75.45%	76.51%	83.17%	85.53%	80.65%	79.89%	86.18%

Diluted earnings per common share from continuing operations	$0.54	$0.54	$0.32	$0.19	$0.45	$1.55	$0.97
Impact of income tax reform-related benefit	—	—	—	—	(0.18)	—	(0.18)
Impact of restructuring-related expenses, net of tax	0.07	0.03	0.04	—	—	0.14	—
Impact of acquisition-related expenses, net of tax	—	—	—	0.01	—	0.01	—
Core diluted earnings per common share from continuing operations	$0.61	$0.57	$0.36	$0.20	$0.27	$1.70	$0.79

(1)
The fourth quarter 2019 includes $755 thousand expense related to severance, and $768 thousand cost expenses related to facilities & IT expenses, $22 thousand gain on sale of MSR and $649 thousand other related expenses. The third quarter 2019 includes $892 thousand expense related to severance, and $1.5 million cost recoveries related to facilities & IT expenses, $333 thousand gain on sale of MSR and $488 thousand income other related expenses. The second quarter 2019 includes $5.1 million, $3.5 million, $2.0 million and $1.6 million expenses related to facilities & IT, severance, loss on mortgage servicing sales and other related expenses. The first quarter of 2019 includes facilities & IT, severance, and other related expenses of $10.7 million, $1.0 million and $1.2 million and gain on sale of MSR of $774 thousand.

(2)
Includes noninterest expense from discontinued operations in the amount of $3.3 million, $1.9 million, $42.8 million, $49.9 million and $36.8 million for the three months ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

(3)	The third quarter and second quarter of 2019 have been adjusted by $673 thousand and $159 thousand, respectively, of expenses not previously disclosed in this schedule

(4)	Includes assets of continuing and discontinued operations.

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, cost reduction initiatives, performance of our continued operations relative to our past operations, the nature and magnitude of additional expected charges related to our plan of exit for our home loan center-based mortgage operations and expectations regarding the ongoing impact of our sale of assets related to the home loan based mortgage business and transfer of the mortgage servicing rights on our future financial condition and results of operations. When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow, and the appropriate allocation of our prior operations between continuing operations and discontinued operations. These limitations and risks include unexpected costs, charges or expenses relating to or resulting from the disposition of our stand-alone home loan centers and sale of a significant portion of our mortgage servicing rights portfolio; our inability to implement all or a significant portion of the cost reduction measures we have identified, the risk of adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions, fines or penalties that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices and the job market; the impact of natural disasters on housing availability; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2018 has been derived from our audited financial statements for the year then ended as included in our 2018 Form

10-K. All financial data for the year end December 31, 2018 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2018 and the notes to such consolidated financial statements of HomeStreet, Inc. and subsidiaries as of and for the fiscal year ended December 31, 2018, as contained in the Company's Annual Report on Form 10-K for such fiscal year.